Collaborative Agreement

BETWEEN: Shanghai Information Town Co., Ltd.
Address: 1399 Minsheng Road, Pudong New District,
Shanghai, China, Post Code: 200135
Hereinafter as Party A

AND: MultiCyber Internet Ltd.
Address: #1200-543 Granville Street, Vancouver, B.C.
Canada V6C 1X8
Hereinafter as Party B

Party A was founded as a Sino-foreign joint equity enterprise on December 31, 1994 with approval of the State Industry and Commerce Administration of the People's Republic of China. Currently. Party A owns and operates a 5A-class intelligent office building, Shanghai Inforservice Tower. Through a signed agreement, Party A has been appointed by the information industry authority of Shanghai-Leading Group's Office of Shanghai National Economic and Social Information-as one of the four information hubs of Shanghai Information Port Broadband Network. Party A has obtained licenses for ICP and ISP issued by relevant government authorities.

Party B is an internet company incorporated in the province of British Columbia, Canada. Party B's major business activities include three areas: multilingual, multimedia and multilink internet services; development and commercialization of internet-related application systems; and investment and management of internet-related information and communication projects in China and other Asian countries.

Party A and Party B attended a consultation meeting on joint efforts to establish and operate Shanghai broadband information service project that took place in Shanghai in the end of August 1999. On September 30, 1999, Party A and Party B reached the following agreements:

1. Shanghai Inforservice Tower, owned and operated by Party A, has been designated as one of the four information collection and dissemination hubs of the Shanghai Information Port Broadband Network. Party A is able to provide internet access, IP phone telecommunication and other multimedia information services through the broadband network.

2. Party A and Party B shall cooperate to establish and operate Shanghai Broadband Network Information Service Project (hereinafter as the Joint Venture Project), and this Joint Venture Project shall include the following five sub-programs:

1) Shanghai Broadband Internet Access Program;

2) Shanghai Broadband IP Phone Network Program;

3) Shanghai Online Education Center Program;

4) Shanghai E-Commerce Center Program;

5) Shanghai Music/Video Network Program.

3. Cooperation methodology by Party A and Party B:

--Party A shall provide the existing licenses, permits, agreements with governmental information industry authority and other government authorized permissions as intangible capital contribution to the Joint Venture Project;

--Party B shall provide advanced multimedia and IP telecommunications technologies and the required capital investment (approximately US $10 million) as its contribution to the Joint Venture Project;

--Party A agrees to have its information service section separated. The Joint Venture Project including the information service section separated from Party A and cooperative projects defined by this agreement shall be established and operated jointly by Party A and Party B. Party B's contribution in technology and capital investment shall be directly provided to the Joint Venture Project;

--Party A is a Sino-Foreign joint equity enterprise, with the foreign partner holding 25% of Party A's total shares. Party B shall make its capital investment contribution to the Joint Venture Project by acquiring Party A's 25% share currently held by the foreign partner. However Party B shall not be entitled to any rights or bound by any obligations derived from this 25% share of Party A;

--Party A agrees that total contribution in technology and funding by Party B to the Joint Venture Project shall be approximately US $10 million. Party B shall be entitled to 70% of the total value and profits of the Joint Venture Project during its construction and operation while Party A is entitled to 30%;

--Before the implementation of the Joint Venture Project, Party A shall recognize Party B as the major shareholder of the Joint Venture Project through a resolution of Party A's board of directors. During the process of establishment and operation of the Joint Venture Project, Party A and Party B shall cooperate with each in a way of mutual benefit and consultations.

4. Party B is committed to making- funding contribution from US $600,000 to US $1 million and providing necessary technologies before March 30, 2000. Party A and Party B shall cooperate in completing the pioneering demonstration system of the Joint Venture Project before June 30, 2000.

5. After making funding contribution to conduct the pioneering demonstration system of the Joint Venture Project, Party B is committed to making timely funding contribution to the establishment of the Joint Venture Project and providing relevant technologies related to Shanghai Broadband Information Service.

I hereby certify this to be a true translation of the attached document in Chinese This 10th Day of August, 2001
/s/ Changbo Bai

CHANGBO BAI, LL.B., LL.M.
Certified Translator/Interpreter
2797 East 46th Avenue
Vancouver BC V5S 1A8
Tel: 604-438-9538